                                                                 EXHIBIT 2.1






                            AGREEMENT AND PLAN OF MERGER



                             Dated as of April 21, 1999


                                       Among


                                DANAHER CORPORATION,


                               H(2)O ACQUISITION CORP.


                                        And


                                    HACH COMPANY



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
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                                 TABLE OF CONTENTS
                                                                           Page
                                                                           ----
                                     ARTICLE I

                                     The Merger
SECTION 1.1.   The Merger. . . . . . . . . . . . . . . . . . . . . . .       2

SECTION 1.2.   Closing . . . . . . . . . . . . . . . . . . . . . . . .       2

SECTION 1.3.   Effective Time. . . . . . . . . . . . . . . . . . . . .       2

SECTION 1.4.   Effects of the Merger . . . . . . . . . . . . . . . . .       2

SECTION 1.5.   Certificate of Incorporation and By-laws. . . . . . . .       2

SECTION 1.6.   Directors . . . . . . . . . . . . . . . . . . . . . . .       3

SECTION 1.7.   Officers. . . . . . . . . . . . . . . . . . . . . . . .       3

                                     ARTICLE II


                  Effect of the Merger on the Capital Stock of the
                 Constituent Corporations; Exchange of Certificates

SECTION 2.1.   Effect on Capital Stock . . . . . . . . . . . . . . . .       3

SECTION 2.2.   Exchange of Certificates. . . . . . . . . . . . . . . .       4

                                    ARTICLE III

                        Representations and Warranties

SECTION 3.1.   Representations and Warranties of the Company . . . . .       7

SECTION 3.2.   Representations and Warranties of Parent and Sub. . . .      21

                                     -i-


                                  ARTICLE IV

                     Covenants Relating to Conduct of Business

SECTION 4.1.   Conduct of Business . . . . . . . . . . . . . . . . . .      25

SECTION 4.2.   No Solicitation . . . . . . . . . . . . . . . . . . . .      28

                                     ARTICLE V


                               Additional Agreements

SECTION 5.1.   Preparation of Form S-4 and the Information Statement .      29

SECTION 5.2.   Access to Information; Confidentiality. . . . . . . . .      30

SECTION 5.3.   Reasonable Efforts; Notification. . . . . . . . . . . .      30

SECTION 5.4.   Employee Stock Purchase Plan. . . . . . . . . . . . . .      31

SECTION 5.5.   Stock Option Plans. . . . . . . . . . . . . . . . . . .      31

SECTION 5.6.   Benefit Plans and Employee Matters. . . . . . . . . . .      31

SECTION 5.7.   Indemnification, Exculpation and Insurance. . . . . . .      33

SECTION 5.8.   Fees and Expenses . . . . . . . . . . . . . . . . . . .      33

SECTION 5.9.   Public Announcements. . . . . . . . . . . . . . . . . .      33

SECTION 5.10.  Affiliates; Accounting and Tax Treatment. . . . . . . .      34

SECTION 5.11.  State Takeover Laws . . . . . . . . . . . . . . . . . .      34


                                     ARTICLE VI

                                Conditions Precedent

SECTION 6.1.   Conditions to Each Party's
               Obligations to Effect the Merger. . . . . . . . . . . .      35

SECTION 6.2.   Additional Conditions to Obligations
               of Parent and Sub . . . . . . . . . . . . . . . . . . .      36

SECTION 6.3.   Additional Conditions to Obligations of the Company . .      37

                                    -ii-


                                  ARTICLE VII

                        Termination, Amendment and Waiver

SECTION 7.1.   Termination . . . . . . . . . . . . . . . . . . . . . .      38

SECTION 7.2.   Effect of Termination . . . . . . . . . . . . . . . . .      39

SECTION 7.3.   Amendment . . . . . . . . . . . . . . . . . . . . . . .      39

SECTION 7.4.   Extension; Waiver . . . . . . . . . . . . . . . . . . .      40

                                    ARTICLE VIII

                                  General Provisions

SECTION 8.1.   Nonsurvival of Representations and Warranties . . . . .      40

SECTION 8.2.   Notices . . . . . . . . . . . . . . . . . . . . . . . .      40

SECTION 8.3.   Definitions . . . . . . . . . . . . . . . . . . . . . .      42

SECTION 8.4.   Interpretation. . . . . . . . . . . . . . . . . . . . .      42

SECTION 8.5.   Counterparts. . . . . . . . . . . . . . . . . . . . . .      42

SECTION 8.6.   Entire Agreement; No Third-Party Beneficiaries. . . . .      42

SECTION 8.7.   Governing Law . . . . . . . . . . . . . . . . . . . . .      43

SECTION 8.8.   Assignment. . . . . . . . . . . . . . . . . . . . . . .      43

SECTION 8.9.   Enforcement . . . . . . . . . . . . . . . . . . . . . .      43

SECTION 8.10.  Severability. . . . . . . . . . . . . . . . . . . . . .      43

EXHIBIT 5.10   FORM OF AFFILIATE LETTER

EXHIBIT 6.3(d) FORM OF REGISTRATION RIGHTS AGREEMENT

          AGREEMENT AND PLAN OF MERGER, dated as of April 21, 1999, among DANAHER CORPORATION, a Delaware corporation ("PARENT"), H2O ACQUISITION CORP., a Delaware corporation ("SUB") and a direct wholly owned subsidiary of Parent, and HACH COMPANY, a Delaware corporation (the "COMPANY").

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby the issued and outstanding shares of Company Common Stock (as defined in Section 3.1(c)) other than shares to be canceled in accordance with
Section 2.1(b), will be converted into the right to receive shares of common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK");

          WHEREAS, as an inducement to Parent to enter into this Agreement, certain significant stockholders of the Company have entered into an agreement with Parent (the "STOCKHOLDERS SUPPORT AGREEMENT") pursuant to which each significant stockholder has, among other things, agreed to vote his or her shares of Company Common Stock in favor of the Merger;

          WHEREAS, contemporaneously with the execution of this Agreement, the stockholders of the Company representing a majority of the voting power of the Company have adopted this Agreement by written consent without a meeting pursuant to Section 228 of the DGCL, the Restated Certificate of Incorporation of the Company, as amended (the "RESTATED CERTIFICATE OF INCORPORATION"), and the By-laws of the Company;

          WHEREAS, contemporaneously with the execution of this Agreement, Parent and certain stockholders of the Company are executing an Agreement and Plan of Reorganization that provides for the acquisition by Parent of all of the Company Common Stock held by C&K Enterprises, Ltd., a Delaware corporation, in exchange for shares of Parent Common Stock, which exchange is intended to be effected immediately prior to the consummation of the Merger;

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

          WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                     ARTICLE I

                                     THE MERGER

          SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the DGCL.

          SECTION 1.2. CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE"), at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto.

          SECTION 1.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "EFFECTIVE TIME").

          SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be "HACH COMPANY"), until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.6. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.7. OFFICERS. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                     ARTICLE II

                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                 CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 1.4588948 fully paid and nonassessable shares of common stock of the Surviving Corporation; PROVIDED, that such number shall be appropriately adjusted to take account of any issuances of Company Common Stock prior to the Effective Time.

          (b) CANCELLATION OF TREASURY STOCK; PARENT OWNED STOCK REMAINS OUTSTANDING. Each share of Company Common Stock that is owned by the Company or any subsidiary of the Company, and each share of Company Common Stock that is owned by Sub, immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof and no consideration shall be delivered with respect thereto. Each share of Company Common Stock that is owned by Parent immediately prior to the Effective Time shall be converted into and exchanged for one hundred thousandth of a fully paid and non assessable share of common stock of the Surviving Corporation.

          (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding as of the Effective Time, other than shares of Company Common Stock to be canceled or to remain outstanding in accordance with Section 2.1(b), shall be converted, subject to Section 2.2(e), Section 7.1(f) and Section 7.1(g), into the right to receive.

2987 (the "EXCHANGE RATIO") of a share of Parent Common Stock. If, prior to the Effective Time, Parent should split or combine the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

          As of the Effective Time, all of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this
Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger and, if applicable, cash payments in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(e). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing such shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          SECTION 2.2. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company (the "EXCHANGE AGENT"), and, as contemplated by such agreement, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 2.2), for the benefit of the holders of shares of Company Common Stock converted into the right to receive Parent Common Stock, for exchange in accordance with this Article II through the Exchange Agent, cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.2(e), and certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for such outstanding shares of Company Common Stock (such cash and certificates representing shares of Parent Common Stock, together with any dividends or distributions with respect to shares represented by such certificates, being collectively referred to as the "EXCHANGE FUND"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section
2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e), the Exchange Fund shall not be used for any other purpose.

          (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted into the right to receive Parent Common Stock (the "CERTIFICATES"), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Agreement in respect of the shares of Company Common Stock formerly evidenced by such Certificate (after taking into account all shares of Company Common Stock then held of record by such holder), and a check representing the amount of any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasoable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate evidencing whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(c) or 2.2(e).

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there shall be paid to the holder of a certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing sale price of a share of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") composite tape on the last full trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled.

          (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (h) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding shall have been made by Parent or the Exchange Agent.

          (i) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (j) MISSING CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, dividends and distributions and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE III

                           REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed by specific reference to the applicable section of the Disclosure Schedule delivered by the Company to Parent concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Sub as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or other organizational documents of its Material Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, "MATERIAL SUBSIDIARY" means each subsidiary of the Company designated as a Material Subsidiary in Schedule 3.1(b)(i) of the Company Disclosure Schedule.

          (b) SUBSIDIARIES. Schedule 3.1(b)(i) of the Company Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $1.00 par value (the "COMMON STOCK") and 20,000,000 shares of Class A Common Stock, $1.00 par value (the "CLASS A COMMON STOCK" and, with the Common Stock, the "COMPANY COMMON STOCK"). At the close of business on April 19, 1999, (i) 9,005,414 shares of Common Stock and 8,606,364 shares of Class A Common Stock were issued and outstanding, (ii) there were 2,617,539 shares of Common Stock and 3,016,589 shares of Class A Common Stock held by the Company in its treasury,
(iii) 315,453 shares of Common Stock and 682,953 shares of Class A Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 5.5) and (iv) 500,000 shares of Class A Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. Except as set forth above, at the close of business on April 19, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. No subsidiary of the Company owns any shares of Company Common Stock. Since April 19, 1999, (x) no shares of Company Common Stock have been issued except pursuant to Stock Options outstanding on April 19, 1999, and (y) no new Stock Options have been issued.
 There are no outstanding stock appreciation rights of the Company which were not granted in tandem with a related Stock Option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of, or other equity interests in, the Company. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Stock Options described above, of which as of April 21, 1999, 998,406 Stock Options were outstanding and 671,739 of such Stock Options were exercisable, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, all, right, commitment, agreement, arrangement or undertaking.
There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any earn-out or similar payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith. There are no agreements to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933 (the "SECURITIES ACT") or which otherwise relate to the registration of any securities of the Company.

          (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, upon approval by written consent of stockholders owning a majority of the outstanding shares of Common Stock, no additional approval or vote of the holders of any class or series of the Company's securities is necessary to approve this Agreement and the transactions contemplated hereby. The Board of Directors of the Company (at a meeting duly called and held) has by a unanimous vote of directors (i) determined that the Merger is advisable and fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Merger in accordance with the provisions of the DGCL, and (iii) submitted this Agreement to, and recommended the approval and adoption of this Agreement and the Merger by, the stockholders of the Company. Concurrently with the execution of this Agreement, the holders of a majority of the outstanding Common Stock have contemporaneously with the execution hereof approved and adopted this Agreement and the Merger by written consent without a meeting pursuant to Section 228 of the DGCL and the Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company. Prior to execution and delivery of the Stockholders Support Agreement, the Board of Directors of the Company has approved the Stockholders Support Agreement and has taken all necessary action to ensure that the provisions of
Article 9 of the Restated Certificate of Incorporation of the Company shall not apply to this Agreement or the Stockholders Support Agreement or the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or require the consent of (or the giving of notice to) a third party with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, laws, ordinance, rule or regulation applicable to the Company or any of its subsidi-aries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "SPECIFIED AGENCIES") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Information Statement (as defined in Section 5.1) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (e) SEC DOCUMENTS; FINANCIAL STATEMENTS. Since January 1, 1996, the Company has filed with the SEC all required reports, forms and other documents (the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement (or, with respect to any future repetition of this representation, prior to the time of such repetition), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

          (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Information Statement will, at the date it is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Information Statement.

          (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since April 30, 1998 the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any material adverse change in the Company, (ii) except for regular quarterly cash dividends, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.1(g) of the Company Disclosure Schedule), (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement, or (z) any entry into, or renewal or modification of, any employment, consulting, severance or termination agreement with any such officer by the Company or any of its subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in generally accepted accounting principles or (vii) any agreement to do any of the things described in the preceding clauses (i) through (vi).

          (h) LITIGATION. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which could reasonably be expected to have, any effect referred to in the foregoing clauses (i) through (iii).

          (i)  BENEFIT PLANS; ERISA COMPLIANCE.  (i)  For purposes of this
Section 3.1(i), the following terms have the meanings set forth below:

          "CONTROLLED GROUP LIABILITY" means any and all material liabilities
     (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

          An "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

          "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          A "MULTIEMPLOYER PLAN" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          A "PLAN" means any Employee Benefit Plan other than a Multiemployer Plan.

          "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

               (ii) Schedule 3.1(i)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct complete list of all material Employee Benefit Plans (the "PLAN LIST").

               (iii) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of to the extent applicable:
          (A) each Plan document and any related trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any; (D) the most recent annual financial report, if any;
          (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

               (iv) The Plan List identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("QUALIFIED PLANS"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and to the Company's knowledge there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust unless such circumstances or events could be cured without any material liability to the Company and its subsidiaries. The Plan List identifies each Plan which is intended to meet the requirements of Code Section 501(c)(9), and each such plan meets such requirements in all material respects and provides no disqualified benefits (as such term is defined in Code
          Section 4976(b).

               (v) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's most recent balance sheet included in the SEC Documents filed prior to the date hereof. Each Employee Benefit Plan that is an employee welfare benefit plan under
          Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (B) unfunded.

               (vi) With respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any material lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

               (vii) With respect to each Plan that is subject to Title IV or
          Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (C) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (D) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company; and (E) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

               (viii) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

               (ix) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

               (x) Except as disclosed in the SEC Reports, the Company has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except for coverage provided at no expense to the Company.

               (xi) Except as set forth on Schedule 3.1(i)(xi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries.

               (xii) None of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

               (xiii) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

               (xiv) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

          (j) TAXES. (i) Each of the Company and its subsidiaries has timely filed all material Federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on its behalf) all material taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of the Agreement. All taxes payable by the Company and its subsidiaries (A) for all taxable periods and portions thereof through the date of the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement are properly reflected in accordance with generally accepted accounting principles in such financial statements, and (B) the unpaid taxes of the Company and its subsidiaries do not exceed the amount shown therefor on such financial statements adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company and its subsidiaries in filing their tax returns. The Company and each of its subsidiaries has withheld all material amounts required to be withheld under applicable tax laws from any employee, creditor or other person. There are no material liens for taxes upon the assets of the Company or any of its subsidiaries, other than liens for current taxes not yet due.

               (ii) Except for taxes being contested in good faith and adequately reserved for in the Company's financial statements, no claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the Company, and no requests for waivers of the time to assess any material taxes or file any material tax return or report are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through fiscal year 1995. The Company has made available to Parent true and correct copies of all federal, state, local and foreign income tax returns, and state and local property and sales tax returns and any other tax returns filed by the Company or any of its subsidiaries for any of the taxable periods that remains open, as of the date hereof, for examination or assessment of tax.

               (iii) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897 of the Code. Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
          (x) in the prior 24 month period or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (iv) Neither the Company nor any of its subsidiaries has any liability for material taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), by contract or otherwise. Neither the Company nor any subsidiary is a party to any agreement, understanding or arrangement relating to the allocation or sharing of taxes.

               (v) Neither the Company nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (vi) As used in this Agreement, "TAXES" shall include all Federal, state, local and foreign income, property, sales, withholding, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in
          Section 8.3 of this Agreement, for the purposes of this Section 3.1(j), references to the Company and each of its subsidiaries shall also include former subsidiaries of the Company for the periods during which any such corporations were included in any consolidated, combined or unitary tax return of the Company.

          (k) NO EXCESS PARACHUTE PAYMENTS. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (l) LABOR AGREEMENTS. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and, to the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) to organize any such employees. The Company and its subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened (i) material unfair labor practice, employment discrimination or other complaint, (ii) strike or lockout or material dispute, slowdown or work stoppage or (iii) material claim, suit, action or govern-mental investigation, in respect of which any director, officer, employee or agent of the Company or any of its subsidiaries is or may be entitled to claim indemnification from the Company or any subsidiary.

          (m) COMPLIANCE WITH APPLICABLE LAWS. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate could not have a material adverse effect on the Company.

               (ii) To the knowledge of the Company, the Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The term "ENVIRONMENTAL LAWS" means any Federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as hereinafter defined) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

               (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company there have been no releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, except in each case for those which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such currently or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The term "HAZARDOUS MATERIAL" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ. and the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.,
          (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material, and (E) PCBs, or materials or fluids containing PCBs in excess of 50 ppm.

          (n) CONTRACTS; DEBT INSTRUMENTS. Except as disclosed in Schedule 3.1(n) of the Company Disclosure Schedule or for contracts filed as an exhibit to the Company's latest Annual Report on Form 10-K, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole ("MATERIAL CONTRACT"). Each Material Contract of the Company is valid and binding and in full force and effect, and neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for such failures to be valid and binding and for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company. Set forth in Section 3.1(n) of the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries as described in the Company's Form 10-Q for the quarter ended January 31, 1999.
The Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any noncompetition or similar restriction on their respective businesses.

          (o) INTELLECTUAL PROPERTY. Except as could not, individually and in the aggregate, reasonably be expected to have a material adverse effect on the Company, (i) the Company and each of its subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in the conduct of its business as currently conducted, (ii) no claims are pending or, to the knowledge of the Company, threatened, that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by the Company or its subsidiaries. For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

          (p) ACCOUNTING MATTERS. Neither the Company nor, to its knowledge, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance relating to the Company that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

          (q) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio to be used in the Merger is fair to the Company's stockholders, taken as a whole, from a financial point of view, and a copy of such signed opinion will be delivered to Parent as soon as practicable.

          (r) BROKERS. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC, the fees and expenses of which have been disclosed to Parent and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has separately disclosed to Parent the amount of payment due to Lazard Freres & Co. LLC in respect of the Merger. The Company will promptly deliver to Parent a complete and correct set of all agreements (and amendments thereof) between the Company and Lazard Freres & Co. LLC pursuant to which such firm would be entitled to any payment relating to the Merger.

          (s) STATE TAKEOVER STATUTES. The Company has taken all requisite action to render inapplicable to this Agreement, the Stockholders Support Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL and such action is effective at the date of this Agreement. To the knowledge of the Company, no other state takeover statute or similar statute or regulation is applicable to the Company or applies to the Merger, this Agreement, the Stockholders Support Agreement, or any of the transactions contemplated by this Agreement or the Stockholders Support Agreement.

          (t) YEAR 2000 COMPLIANCE. The Company has initiated a review and assessment of the Year 2000 Problem (as hereinafter defined), has developed a plan for addressing the Year 2000 Problem on a timely basis and has to date implemented such plan, except where the Company's failure to do so is not reasonably likely to have a material adverse effect on the Company. Except as could not reasonably be expected to have a material adverse effect on the Company, to the knowledge of the Company none of the assets or properties owned or utilized by the Company will fail to perform because of the Year 2000 Problem. The term "YEAR 2000 PROBLEM" means the material inability of any hardware, software or process to recognize and correctly calculate dates on and after January 1, 2000, or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date on or after January 1, 2000.

          SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as disclosed by specific reference to the applicable section of the Disclosure Schedule delivered by Parent to the Company concurrently herewith (the "PARENT DISCLOSURE SCHEDULE"), Parent and Sub represent and warrant to the Company as follows:

          (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on Parent.
 Parent has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

          (b) CAPITAL STRUCTURE. The authorized capital stock of Parent as of the date of this Agreement consists of 300,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, without par value. At the close of business on April 16, 1999, (i) 135,408,036 shares of Parent Common Stock and no shares of preferred stock were issued and outstanding, (ii) 11,595,000 shares of Parent Common Stock were held by Parent in its treasury, and (iii) 15,000,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock. The number of shares of Parent Common Stock issuable under this Agreement has been or will be reserved for issuance. Except as set forth above, at the close of business on April 16, 1999, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual oblgations of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

          (c) AUTHORITY; NONCONTRAVENTION. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub.
This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or require the consent of (or the giving notice to) a third party with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets as of the date hereof, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated hereby, except for (i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Form S-4 and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under
(x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (d) SEC DOCUMENTS; FINANCIAL STATEMENTS. Since January 1, 1997, Parent has filed with the SEC all required reports and forms and other documents (the "PARENT SEC DOCU-

MENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement (or, with respect to any future repetition of this representation, prior to the time of such repetition), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Information Statement will, at the date the Information Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Information Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since January 1, 1999, Parent has conducted its business only in the ordinary course consistent with prior practice and there has not been (i) any material adverse change in Parent, (ii) except for regular quarterly cash dividends, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on Parent, (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business except insofar as may have been required by a change in generally accepted accounting principles, or (vi) any agreement to do any of the things described in the preceding clauses (i) through (v).

          (g) LITIGATION. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement, or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) through (iii).

          (h) COMPLIANCE WITH APPLICABLE LAWS. (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent.

               (ii) To the knowledge of Parent, Parent and each of its subsidiaries is, and has been, and each of Parent's former subsidiaries, while subsidiaries of Parent, was, in compliance in all material respects with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent.

          (i) ACCOUNTING MATTERS; TAX TREATMENT. Neither Parent nor, to its best knowledge, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance relating to Parent that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Neither Parent nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (j) BROKERS. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (k) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                     ARTICLE IV


                     COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 4.1. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except
(a) as expressly contemplated by this Agreement or (b) as set forth in
Section 4.1(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries, without the prior written approval of Parent, to:

               (i) (A) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than (x) the Company's regular quarterly cash dividends in amounts and with record and payment dates in the ordinary course of business consistent with past practice and (y) dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) other than the issuance of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.1(a) of the Company Disclosure Schedule, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options, or (C) accelerate the vesting of any of the Stock Options;

               (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except for capital assets consistent with (vii) below, any assets except in the ordinary course of business consistent with past practice;

               (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its products in the ordinary course of business consistent with past practice;

               (vi) (A) incur any indebtedness for borrowed money (including under existing credit facilities) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the incurrence of indebtedness to finance the Company's working capital needs which, in the aggregate, do not exceed $1,000,000, provided that the terms of any such indebtedness (including any prepayment penalty) shall be subject to the approval of Parent, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) make or agree to make any capital expenditures except as consistent with the Company's Fiscal 1999 and Fiscal 2000 Capital Budget previously provided to Parent on a pro rata basis in each of those fiscal years;

              (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, change any of its methods of reporting income or deductions for Federal income tax purposes except as may be required by applicable law or file any tax return or report other than in a manner consistent with past practice;

               (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

               (x) (A) increase the rate or terms of compensation payable or to become payable generally to any of the Company's directors, officers or employees other than in connection with promotions and regular raise cycle increases in the ordinary course and in accordance with past practices and after consultation with Parent, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Employee Benefit Plan or employment agreement described in the SEC Documents filed prior to the date of this Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person, or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

               (xi) except in the ordinary course of business consistent with past practice, modify, amend or terminate or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any subsidiary is a party, or waive, release or assign any material rights or claims (including any rights under any confidentiality agreements); or

               (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; PROVIDED that the foregoing shall not prevent Parent or any of its subsidiaries from discontinuing or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as (i) expressly contemplated by this Agreement or (ii) as set forth in a writing delivered to the Company prior to the execution hereof, Parent shall not, and shall not permit any of its subsidiaries to:

               (i) (A) declare, set aside or pay (whether in cash or property) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) declared by the Board of Directors of Parent with customary record and payment dates, or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock;

               (ii) amend its certificate of incorporation (except to increase the number of shares authorized), by-laws or other comparable charter or organizational documents in a manner which could reasonably be expected to be materially adverse to the stockholders of the Company; or

               (iii) authorize, or commit or agree to take any of, the foregoing actions.

          (c) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality, becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

          SECTION 4.2. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage or facilitate the submission of, any proposal or offer for a merger or other business combination involving the Company or any of its subsidiaries or any acquisition of any capital stock of, or any significant amount of the assets of, the Company or any of its subsidiaries, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction (other than with respect to, and in connection with, the Merger and any other transaction contemplated by this Agreement). The Company shall immediately terminate any currently on-going discussions with respect to any such transaction and shall request the return or destruction of any confidential information provided to any other party in connection with any such discussions during the past 12 months. The Company shall promptly advise Parent orally and in writing of any request for information or of any proposal received from any third party relating to the Company or its securities, including the material terms and conditions of such request, proposal or inquiry, and the identity of the person making the same. The Company shall keep Parent informed on a current basis of the status and details of any such request, proposal or inquiry.

                                     ARTICLE V

                               ADDITIONAL AGREEMENTS

          SECTION 5.1. PREPARATION OF FORM S-4 AND THE INFORMATION STATEMENT. As promptly as practicable after the execution of this Agreement,
(i) the Company shall prepare and file with the SEC on Schedule 14C an information statement relating to this Agreement, the transactions contemplated hereby and the approval thereof by written consent of the stockholders of the Company (together with any amendments and supplements thereof or supplements thereto, the "INFORMATION STATEMENT"), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "FORM S-4") in which the Information Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger.
 Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and shall take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and Information Statement. Parent will advise the Company, and (where applicable) the Company will advise Parent, promptly after receiving from the SEC or any other Governmental Entity any of the following: (i) notice that the Form S-4 has become effective, (ii) notice of the issuance of any stop order or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, (iii) a request for amendment of the Form S-4 or the Information Statement, or (iv) SEC comments to the Form S-4 or the Information Statement or requests for additional information with respect thereto. As promptly as practicable after the Form S-4 shall have become effective, the Company shall mail the Information Statement to its stockholders. Without limiting the foregoing, if Parent so requests, the Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby, and to submit this Agreement to the stockholders of the Company for their approval, or to solicit a further written consent, in lieu of a stockholders' meeting, of its stockholders approving and adopting this Agreement and the transactions contemplated hereby, and the Company and its Board of Directors shall take all lawful reasonable action to solicit, and use all reasonable efforts to obtain, such approval, including making any required filings with Governmental Entities.

          SECTION 5.2. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to any applicable law and that certain confidentiality agreement executed in 1993, the general nature of which has been disclosed, the Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to its officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours upon receipt of reasonable prior notice during the period prior to the Effective Time to all of the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement between Parent and the Company executed in connection with the Merger (the "CONFIDENTIALITY AGREEMENT").

          SECTION 5.3. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communications to any Governmental Entity. Parent and the Company shall not (and shall cause their respective affiliates and representatives not to) participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other required consents. Each of the Company and Parent agrees to respond promptly to and comply fully with any request for additional infor-mation or documents under the HSR Act. Each party will provide the others with copis of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

          (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 5.4. EMPLOYEE STOCK PURCHASE PLAN. The Company shall take all necessary action so that any offering under the Company's Employee Stock Purchase Plan that begins before the Effective Time and would otherwise end after the Effective Time ends before the Effective Time and no such offering begins after the Effective Time.

          SECTION 5.5. STOCK OPTION PLANS. The Company and Parent shall take all necessary action to provide that, at the Effective Time, and except as provided in Section 5.4, all outstanding stock options to purchase shares of Company Common Stock ("STOCK OPTIONS") heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company (collectively, the "STOCK OPTION PLANS") will be canceled and retired and shall cease to exist, and that each holder of a Stock Option, whether or not then exercisable, shall receive with respect to such Stock Option, without any action on the part of such holder, the number of whole shares of Parent Common Stock equal to (i) the Fair Value of such Stock Option (as defined below) divided by
(ii) the Average Parent Stock Price (as defined below), where: the "FAIR VALUE OF SUCH STOCK OPTION" is equal to the product of (x) the number of shares of Company Common Stock subject to such Stock Option and (y) the excess, if any, of
(A) the product of the Exchange Ratio and the Average Parent Stock Price over
(B) the exercise price of such Stock Option. The Company shall use its reasonable best efforts to receive any consents necessary to effectuate the foregoing. The Company represents and warrants that, under the terms of the Stock Option Plans and the Stock Options, following the Effective Time, no holder of a Stock Option or participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

          SECTION 5.6. BENEFIT PLANS AND EMPLOYEE MATTERS. (a) Parent agrees that the Company will honor, and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and similar arrangements to which the Com-pany is a party and which are set forth on Sections 3.1(i) and 5.5 of the Company Disclosure Schedule.

          (b) Parent agrees that (i) for the period ending December 31, 1999, the Surviving Corporation shall continue the compensation and employee benefit and welfare plans and programs of the Company to the extent practicable as in effect on the date hereof, and (ii) thereafter the Surviving Corporation shall provide employees of the Company and its subsidiaries immediately prior to the Effective Time ("COMPANY EMPLOYEES") as a whole (A) compensation (including bonus and incentive awards) programs and plans and (B) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate to such Company Employees than those generally in effect with respect to similarly situated employees of Parent.

          (c) For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plans (as defined in Section 3.1(i)), except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing:
 (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its affiliates for the benefit of Company Employees (such plans, collectively, the "NEW PLANS") to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent currently applicable to such persons.

          (d) Parent and the Company shall take all steps necessary or appropriate to terminate the Company's Deferred Compensation Plan on the terms and conditions set forth in this Section 5.6(d). Parent shall determine which of the Company Employees who participate in such Deferred Compensation Plan will be eligible to participate in Parent's Executive Deferred Incentive Program (the "EDIP") immediately following the Effective Time, and shall offer each such Company Employee (an "EDIP PARTICIPANT") the opportunity to elect, not later than the tenth day after the Effective Time, whether or not such EDIP Participant's account balance under such Deferred Compensation Plan will be transferred to an EDIP account for such EDIP Participant as of December 31, 2000. Such Deferred Compensation Plan shall terminate effective as of December 31, 2000, and the account balance thereunder as of December 31, 2000 of each participant who is not an EDIP Participant, as well as the account balance thereunder as of December 31, 2000 of each EDIP Participant who does not elect to have his or her account balance transferred as provided in the preceding sentence, shall be paid to such individual in cash as promptly as possible thereafter.

          SECTION 5.7.   INDEMNIFICATION, EXCULPATION AND INSURANCE.  (a)
The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall cause the Surviving Corporation to comply with its obligations with respect to the indemnification provisions contained in the Surviving Corporation's certificate of incorporation and by-laws.

          (b) For three years following the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "INDEMNIFIED PARTIES") with coverage limits no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and PROVIDED FURTHER that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

          (d) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

          SECTION 5.8. FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          SECTION 5.9. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.10. AFFILIATES; ACCOUNTING AND TAX TREATMENT. (a) The Company shall (x) within 30 days after the date of this Agreement, deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment and (y) use all reasonable efforts to obtain from each such affiliate, by the thirtieth day prior to the Effective Time, a written agreement substantially in the form of Exhibit 5.10 hereto. The Company shall use all reasonable efforts to obtain such a written agreement as soon as practicable from any person who may be deemed to have become an affiliate of the Company, after the Company's delivery of the letter referred to above and prior to the Effective Time.

          (b) Each party hereto shall (i) use all reasonable efforts to cause the Merger to qualify, and shall not take any actions which such party knows or has reason to know could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization under the provisions of Section 368(a) of the Code and (ii) use its reasonable efforts to obtain the letters from the accountants referred to in Sections 6.2(e) and the opinions of counsel referred to in Section 6.2(d) and Section 6.3(c).

          (c) The Company shall (i) use all reasonable best efforts to secure the waiver of any limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company by each holder thereof and
(ii) subject to the prior consent of Parent, which shall not be unreasonably withheld, take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment, including by reissuing "tainted treasury shares" of Company Common Stock in a manner (including pursuant to any registration statements filed with the SEC), limited to a number and at a time reasonably acceptable to Parent.

          SECTION 5.11. STATE TAKEOVER LAWS. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the transactions contemplated by this Agreement and the Stockholder Support Agreement, including the Merger, of any state takeover law.

                                     ARTICLE VI

                                CONDITIONS PRECEDENT

          SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) NYSE LISTING. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (b) NO INJUNCTIONS; LITIGATION. No litigation brought by a Governmental Entity shall be pending which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (c) FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC which, in the case of any of the foregoing, shall be ongoing.

          (d) HSR ACT. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

          (e) APPROVALS. Other than the filing of merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Parent, Sub and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Company or Parent.

          (f) INFORMATION STATEMENT. At least twenty calendar days shall have elapsed from the mailing of the Information Statement to the stockholders of the Company.

        SECTION 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement (when read to exclude any qualification or exception as to materiality or material adverse effect) shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or Parent; PROVIDED that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its Material Subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Company prior to or after the Effective Time or a material adverse effect on Parent after the Effective Time.

          (d) TAX OPINION. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt of customary representation letters in form and substance reasonably acceptable to Wachtell, Lipton, Rosen & Katz.

          (e) POOLING LETTER. Parent shall have received from Arthur Andersen LLP, as independent auditors of Parent, on the date of the Information Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Parent, in form and substance reasonably acceptable to Parent and to the effect that the business combination to be effected by the Merger is required to be accounted for as a pooling-of-interests by Parent for pur-poses of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations.

          (f) AFFILIATE AGREEMENTS. Parent shall have received from each person who may be deemed to be an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of Exhibit 5.10 hereto.

          SECTION 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent contained in this Agreement (when read to exclude any qualification or exception as to materiality or material adverse effect) shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct, except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent; PROVIDED that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

          (b) AGREEMENTS AND COVENANTS. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

          (c) TAX OPINION. The Company shall have received the opinion of McBride Baker & Coles, counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that neither the Company nor any of its stockholders will recognize any gain or loss for federal income tax purposes as a result of the Merger or receipt of the merger consideration (except with respect to cash paid in lieu of fractional shares). The issuance of such opinion shall be conditioned on the receipt of customary representation letters in form and substance reasonably acceptable to McBride Baker & Coles.

          (d) REGISTRATION RIGHTS AGREEMENT. Parent shall have executed and delivered to the other parties thereto a registration rights agreement in the form of Exhibit 6.3(d) hereto.

                                    ARTICLE VII


                         TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b), as the case may be, would be incapable of being satisfied by October 31, 1999;

          (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 31, 1999;

          (d) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (e) by either Parent or the Company, if the Merger shall not have occurred by October 31, 1999 unless the failure to consummate the Merger is the result of a material breach of any representation, or warranty, covenant or agreement set forth in this Agreement by the party seeking to terminate this Agreement;

          (f) by the Company, by a vote of a majority of the members of its entire Board of Directors, at any time during the two-day period commencing at the close of business on the Determination Date (as defined below), in the event the Average Parent Stock Price (as defined below) is less than $57.09; PROVIDED, HOWEVER, that if the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give prompt written notice thereof to Parent, and during the two-day period commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio to equal that fraction of a share of Parent Common Stock (rounded to four decimal points), the numerator of which is the product of $57.09 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Parent Stock Price; if Parent makes an election contemplated by the above proviso to this Section 7.1(f) within such two-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms, except that the Exchange Ratio shall be fixed at the number determined in accordance with this Section 7.1(f) and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted; or

          (g) by Parent, at any time during the two-day period commencing at the close of business on the Determination Date, in the event the Average Parent Stock Price is greater than $73.41; PROVIDED, HOWEVER, that if Parent elects to exercise its termination right pursuant to this Section 7.1(g), it shall give prompt written notice thereof to the Company, and during the two-day period commencing with its receipt of such notice, the Company may elect to decrease the Exchange Ratio to equal that fraction of a share of Parent Common Stock (rounded to four decimal points), the numerator of which is the product of $73.41 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Parent Stock Price; if the Company makes an election contemplated by the above proviso to this Section 7.1(g) within such two-day period, it shall give prompt written notice to Parent of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms, except that the Exchange Ratio shall be fixed at the number determined in accordance with this Section 7.1(g) and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted.

The "AVERAGE PARENT STOCK PRICE" means the average of the Daily Per Share Prices (as defined below) for the 15 consecutive trading days ending on the date the last of the conditions set forth in Section 6.1 shall be satisfied (or, if such day is not a trading day, ending on the immediately preceding trading day) (the "DETERMINATION DATE"). The "DAILY PER SHARE PRICE" for any trading day means the daily last sale price for the Parent Common Stock, as reported on the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for that day.

          SECTION 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.1(r), Section 3.2(j), the last sentence of
Section 5.2, Section 5.8, this Section 7.2 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.3. AMENDMENT. This Agreement may be amended by the parties by action of their respective boards of directors at any time, PROVIDED that there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE VIII


                                 GENERAL PROVISIONS

          SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 8.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy (with receipt acknowledged) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               Danaher Corporation
               1250 24th Street, NW
               Washington, D.C.  20037
               Facsimile:  (202) 828-0860

               Attention:  Patrick W. Allender

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY  10019
               Facsimile:  (212) 403-2000

               Attention:  Trevor S. Norwitz, Esq.

               and a copy to:

               Wilmer, Cutler & Pickering
               2445 "M" Street, NW
               Washington, D.C. 20037-1420
               Facsimile:  (202) 663-6363

               Attention:  Mark Dewire, Esq.

               if to the Company, to

               Hach Company
               5600 Lindbergh Drive
               P.O. Box 389
               Loveland, CO  80539
               Facsimile:  (970) 669-2932

               Attention:  Gary R. Dreher

               with a copy to:

               McBride Baker & Coles
               500 West Madison Street, 40th Floor
               Chicago, IL  60661-2511
               Facsimile:  (312) 993-9350

               Attention:  Robert O. Case, Esq.


               and a copy to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL  60603
               Facsimile:  (312) 853-7036

               Attention:  Thomas A. Cole, Esq.

          SECTION 8.3.   DEFINITIONS.  For purposes of this Agreement:

          (a) an "AFFILIATE" "or "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "KNOWLEDGE" means, when used in connection with the Company or Parent, knowledge of the individuals listed in Section 8.3 of the Company Disclosure Schedule, and, when used in connection with Parent, knowledge of the individuals listed in Section 8.3 of the Parent Disclosure Schedule, in each case, after due inquiry for such purpose;

          (c) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, any change or effect that is or could, individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole;

          (d) "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (e) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.4. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          SECTION 8.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.6. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

          SECTION 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

 Attest:                       DANAHER CORPORATION

                               By:       /s/ Patrick W. Allender
                                  ------------------------------------------
                                    Name:  Patrick W. Allender
                                    Title: Senior Vice President and Chief
                                           Financial Officer

                               H2O ACQUISITION CORP.


                               By:       /s/ Patrick W. Allender
                                  ------------------------------------------
                                    Name:  Patrick W. Allender
                                    Title: President

                               HACH COMPANY

                               By:       /s/ Kathryn C. Hach-Darrow
                                  ------------------------------------------
                                    Name:  Kathryn C. Hach-Darrow
                                    Title: Chairman

                              FORM OF AFFILIATE LETTER

Danaher Corporation

1250 24th Street, NW
Washington, D.C.  20037


Ladies and Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of HACH COMPANY, a Delaware corporation (the "COMPANY"), as the term "affiliate" is (i) defined within the meaning of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of April 20, 1999 (the "AGREEMENT"), among Danaher Corporation, a Delaware corporation ("PARENT"), H(2)O Acquisition Corp., a Delaware corporation ("SUB"), and the Company, Sub will be merged with and into the Company (the "MERGER").

          In connection with the Merger, I am entitled to receive shares of common stock, par value $.01 per share, of Parent (the "PARENT SHARES") in exchange for shares (or options for shares) owned by me of common stock of the Company (the "COMPANY SHARES").

          I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

          (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

          (b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

          (c) I have been advised that the issuance of Parent Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, because I have been advised that, at the time the Merger was submitted for a vote of the stockholders of the Company, (a) I may be deemed to have been an affiliate of the Company, and (b) other than as set forth in the Agreement, the distribution by me of the Parent Shares has not been registered under the Act, I will not sell, transfer, hedge, encumber or otherwise dispose of Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been made pursuant to an effective registration statement under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (d) I understand that Parent is under no obligation, other than as set forth in the Agreement, to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

          (e) I also understand that there will be placed on the Certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

          THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND DANAHER CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF DANAHER CORPORATION.

          (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

          It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Parent in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

          I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer, hedge, encumber or otherwise dispose or reduce my rights with respect to the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer, hedge, encumber or otherwise dispose of or reduce my rights with respect to Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

          Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                        Very truly yours,

                                       --------------------------------------
                                        Name:

Accepted this ______ day of

_________ 1999, by

DANAHER CORPORATION

By   --------------------
     Name:
     Title: